Exhibit 10.3

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of September 21, 2015, by and among TransEnterix, Inc., a Delaware corporation (the “Company”), and SOFAR, S.p.A. (“SOFAR”)

RECITALS

WHEREAS, the Company and SOFAR are parties to a certain Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which a wholly owned subsidiary of the Company will purchase from SOFAR the membership interests of a separate entity to which SOFAR conferred its medical robotic division related to its advanced robotic system for minimally invasive laparoscopic surgery known as TELELAP ALF-X;

WHEREAS, SOFAR has received shares of Common Stock of the Company and certain cash payments in connection with the acquisition by the Company of the membership interests under the Purchase Agreement; and

WHEREAS, the Company and SOFAR have mutually agreed that, in connection with SOFAR’s ownership of shares of Common Stock of the Company, SOFAR would be granted certain registration rights with respect to the shares of Common Stock owned by SOFAR.

NOW, THEREFORE, the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.3 “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.5 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6 “Investor” means SOFAR and any Permitted Transferee of SOFAR (as defined in the Lock-Up Agreement) who executes a joinder to the Lock-Up Agreement.

1.7 “Lock-Up Agreement” means that certain agreement between the Company and SOFAR, dated as of the date hereof, that sets forth the restrictions on transferability of the Registrable Securities for designated periods.

1.8 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.9 “Registrable Securities” means (i) the Common Stock held by an Investor; and (ii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution or stock split with respect to the shares referenced in clause (i) above, and securities issued in connection with a recapitalization, merger, consolidation or other reorganization in exchange for or in replacement of the shares referenced in clause (i) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 3.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.9 of this Agreement. For clarity, no stock options, warrants or other derivative securities, other than Common Stock issued as a dividend are Registrable Securities for purposes of this Agreement.

1.10 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.8(b) hereof.

1.11 “SEC” means the U.S. Securities and Exchange Commission.

1.12 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.13 “SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

1.14 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.15 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Investor.

2. Registration Rights.

2.1 Registration.

(a) As soon as reasonably practicable, but in no event later than ten days after the availability of the audited financial statements of VULCANOS S.R.L. required by applicable provisions of the Securities Act (the “Filing Date”), the Company shall file a registration statement covering the resale of the Registrable Securities with the SEC for an offering to be made on a continuous basis pursuant to SEC Rule 415, or if SEC Rule 415 is not available for offers and sales of the Registrable Securities, by such other means of distribution of Registrable Securities as the Investors of the Registrable Securities may reasonably specify (the “Initial Registration Statement”). The Initial Registration Statement shall be on Form S-3 (except if the Company is ineligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be such other appropriate form) and the Company shall use its reasonable efforts to cause the Initial Registration Statement to be declared effective as soon as practicable. In the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of SEC Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Investors thereof, (ii) use its reasonable efforts to file amendments to the Initial Registration Statement as required by the SEC and/or (iii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-3 or, if the Company is ineligible to register for resale the Registrable Securities on Form S-3, such other form available to register for resale the Registrable Securities as a secondary offering. In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (ii) or (iii) above, the Company will use its reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements on Form S-3 or, if the Company is ineligible to register for resale the Registrable Securities on Form S-3, such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement. Notwithstanding any other provision of this Agreement, if the SEC limits the number of Registrable Securities permitted to be registered on a particular registration statement, any required cutback of Registrable Securities shall be applied to the Investors pro rata in accordance with the number of such Registrable Securities sought to be included in such registration statement (and in the case of a subsequent transfer, the initial Investor’s transferee) relative to the aggregate amount of all Registrable Securities. If a prospectus supplement will be used in connection with the marketing of an underwritten offering from a registration statement filed pursuant to this Section 2.1(a), the Company shall afford the managing underwriter the opportunity to comment and request inclusion of information that the managing underwriter reasonably determines is of material importance to the success of such underwritten offering, and the Company shall use its commercially reasonable efforts to include such information in the prospectus.

(b) Notwithstanding the foregoing obligations, if the Company furnishes to Investors a certificate signed by the Company’s chief executive officer (the “CEO Certificate”) stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that for purposes of this clause (iii) the CEO Certificate shall be accompanied by a letter from counsel regarding the compliance issue, then the Company shall have the right to defer taking action with respect to such filing; provided, however, that the Company may not invoke this right and the right described in the last sentence of Section 2.2(a) more than twice in any twelve (12) month period and the aggregate time of deferral in any twelve (12) month period shall not be more than ninety (90) days. Upon disclosure of such information or the termination of such transaction, the Company shall provide prompt notice to the Investors and shall promptly take all such action as is required to permit the sale of Registrable Securities pursuant to an effective registration statement.

2.2 Underwriting Requirements.

(a) If, pursuant to Section 2.1(a), the selling Investors intend to distribute the Registrable Securities by means of an underwriting, they shall so advise the Company at least 30 days prior to the anticipated pricing date of such underwritten offering. In this instance, the underwriter will be selected by the selling Investors, subject to the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. In such event, the right of any Investor to include such Investor’s Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein. All Investors proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.3(e)) enter into an underwriting agreement in customary form with the underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.2, if the Company and underwriters together advise the selling Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Securities that may be included in the underwriting shall be allocated among such Investors of Registrable Securities in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Investor, or in such other proportion as shall mutually be agreed to by all such selling Investors; provided, however, that the number of Registrable Securities held by the Investors to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. Notwithstanding the foregoing obligations, if the Company furnishes to Investors a CEO Certificate stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such underwritten offering to be conducted because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; (iii) occur to close in time to an underwritten primary offering conducted by the Company with which such underwritten offering would materially interfere; or (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act; provided, that for purposes of this clause (iii) the CEO Certificate shall be accompanied by a letter from counsel regarding the compliance issue, then the Company shall have the right to defer taking action with respect to such filing; provided, however, that the Company may not invoke this right and the right described in the last sentence of Section 2.1(b) more than twice in any twelve (12) month period and the aggregate time of deferral in any twelve (12) month period shall not be more than ninety (90) days. Upon disclosure of such information, the termination of such transaction or the closing of the sale to the underwriters as described in the foregoing sentence, the Company shall provide prompt notice to the Investors and shall promptly take all such action as is required to permit the sale of Registrable Securities pursuant to an effective registration statement.

2.3 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall:

(a) prepare and file with the SEC one or more registration statements in accordance with Section 2.1(a) with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement(s) to become effective and keep such registration statement(s) effective until all of such Registrable Securities are eligible to be sold without restriction under SEC Rule 144 within any 90-day period;

(b) prepare and file with the SEC such amendments and supplements to such registration statement(s), and the prospectus used in connection with such registration statement(s), as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement(s);

(c) furnish to each Investor (i) as far in advance as reasonably practicable before filing any registration statement contemplated by this Agreement or any supplement or amendment thereto, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Investor five Business Days to object to any information pertaining to such Investor and its plan of distribution that is contained therein and make the corrections reasonably requested by such Investor with respect to such information prior to filing such registration statement or supplement or amendment.

(d) furnish to the selling Investors such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate their disposition of their Registrable Securities;

(e) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement(s) under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Investors; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(f) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(g) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement(s) to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(h) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) provide to each selling Investor, the underwriters and their respective representatives, if requested, the opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours regarding information which such Investor may reasonably request in order to fulfill any due diligence obligation on its part, provided, that, the Company shall not be required to provide, and shall not provide, any selling Investor or its representatives with material, non-public information unless such Investor or representative agrees to receive such information and enters into a written confidentiality agreement with the Company in a form reasonably acceptable to the Company;

(j) notify each selling Investor, promptly after the Company receives notice thereof, of the time when such registration statement(s) have been declared effective or a supplement to any prospectus forming a part of such registration statement(s) has been filed;

(k) after such registration statements become effective, notify each selling Investor of any request by the SEC that the Company amend or supplement such registration statements or prospectus;

(l) provide a transfer agent and registrar for all Registrable Securities covered by each registration statement not later than the effective date of such registration statement; and

(m) enter into customary agreements and take such other actions as are reasonably requested by the Investors or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

2.4 Obligations of the Investors.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Investor’s Registrable Securities.

(b) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to the Investors, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Investor will forthwith discontinue disposition of Registrable Securities pursuant to a registration statement contemplated by Section 2.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Investor shall deliver to the Company all copies, other than permanent file copies then in such Investor’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

(c) Each Investor shall suspend, upon request of the Company, any disposition of Registrable Securities pursuant to a registration statement contemplated by Section 2.1 to the extent that the Board of Directors of the Company determines in good faith that the sale of Registrable Securities under any such registration statement would be reasonably likely to cause a violation of the Securities Act or Exchange Act.

(d) Each Investor hereby covenants with the Company (i) not to make any sale of the Registrable Securities without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Registrable Securities are to be sold by any method or in any transaction other than on a national securities exchange or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify the Company at least five business days prior to the date on which the Investor first offers to sell any such Registrable Securities.

2.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees (including the fees for and expenses of any special audits or “cold comfort” letters required by the Investors (if the offering requires the Company to prepare a prospectus supplement or amendment to the Registration Statement) or the underwriters; and fees and disbursements of counsel for the Company shall be borne and paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Investors pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Investor, each Person controlling such Investor within the meaning of Section 15 of the Securities Act, each officer, director and securityholder of such Investor, and any underwriter (as defined in the Securities Act) for each such Investor, against any Damages, and the Company will pay to each such Investor, controlling Person or underwriter any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; provided further, that the Company shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Investor controlling Person, or underwriter expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of Section 15 of the Securities Act, any underwriter (as defined in the Securities Act), any other Investor selling securities in such registration statement, and any controlling Person of any such underwriter or other Investor, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Investor expressly for use in connection with such registration; and each such selling Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.6(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under Sections 2.6(b) and 2.6(d) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of fraud or willful misconduct by such Investor.

(c) Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.6, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.6, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Investor will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Investor’s liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by such Investor pursuant to Section 2.6(b), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor), except in the case of willful misconduct or fraud by such Investor.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investors under this Section 2.6 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.7 Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, so long as the Investors still own Registrable Securities, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (ii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration.

2.8 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement and the Lock-Up Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and the agreements of the parties with respect to transferability of the Registrable Securities. A transferring Investor will cause any proposed purchaser, pledgee, or transferee of the Common Stock and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement and the Lock-Up Agreement.

(b) Each certificate or instrument representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.8(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Investors consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.8. The Company shall cause the transfer agent to remove the legend that relates to the Lock-Up Agreement, and remove any stop order instructions that relate to the Lock-Up Agreement restrictions, in accordance with the terms of the Lock-Up Agreement. With respect to the Securities Act legend, the Company shall promptly remove the legend upon receipt of an opinion of counsel that the shares can be sold by the Investor as a non-affiliate, and will remove the legend from the certificate representing Registrable Securities sold in any public offering prior to the closing of that offering, and with an opinion of counsel if the Registrable Securities are sold in a private placement prior to achievement of non-affiliate status by the Investor.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities in accordance with the Lock-Up Agreement, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Investor thereof shall give notice to the Company of such Investor’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Investor’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Investor of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Investor to the Company. The Company will not require such a legal opinion or “no action” letter in any transaction in which such Investor distributes Restricted Securities to an Affiliate of such Investor for no consideration; provided, that each transferee agrees in writing to be subject to the terms of this Section 2.8. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.8(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Investor and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.9 Termination of Registration Rights. The obligation of the Company to register an Investor’s Registrable Securities pursuant to Section 2.1 shall terminate with respect to such Investor when all of such Investor’s Registrable Securities are eligible to be sold without restriction under SEC Rule 144 within any 90-day period.

3. Miscellaneous.

3.1 Successors and Assigns. The rights under this Agreement may be assigned by an Investor to (i) any Affiliate of such Investor to whom Registrable Securities are transferred and (ii) to any third party acquiring at least 5,000,000 shares of Registrable Securities in a private placement transaction; provided, however, that if registration rights are assigned to a third party purchaser, such third party purchaser shall have the right, a maximum of two (2) times in any twelve month rolling period, to exercise the rights with respect to an underwritten offering under Section 2.2, thereby requiring the Company to perform its obligations under Section 2.3, subject to the rights of the Company to delay such performance as set forth in Section 2.2, and provided, further that the subsequent assignment of the registration rights under this Section 3.1 can only be further assigned by such third party purchaser to any subsequent purchaser of the Registrable Securities if at least 5,000,000 shares of Registrable Securities are subsequently sold in a private placement transaction, and may not be otherwise assigned without the prior written consent of the Company. For the avoidance of doubt, any Registrable Securities acquired by a third party to which registration rights under this Agreement are assigned will be listed for resale by such Investor by the Company on the Registration Statement and can be subsequently resold in market-based transactions under the effective Registration Statement if no Company obligations are required. Any assignment of the rights under this Agreement by an Investor to a transferee shall be accompanied by an assignment of all related obligations under this Agreement and any transferee shall agree in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including this Section 3.1. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

3.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law.

3.3 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or electronic mail (including pdf or any electronic signature) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 3.5.

If notice is given to the Company, a copy shall also be sent to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

Attn: Mary J. Mullany

email: mullany@ballardspahr.com

3.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, that the Company may in its sole discretion waive compliance with Section 2.8(c); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8 Entire Agreement. This Agreement, along with the Purchase Agreement and the other documents contemplated thereby and referenced therein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

3.9 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.10 Recapitalization, Exchanges, etc. Affecting the Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Company or any successor, assign or acquirer of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

3.11 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

TRANSENTERIX, INC.

By:	/s/ Todd M. Pope
Name:	Todd M. Pope
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

INVESTORS:

SOFAR, S.p.A.

By:	/s/ Andrea Biffi
Name:	Andrea Biffi
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

SCHEDULE A

INVESTORS

Investor	Number of Shares	Date Acquired	Comments

SOFAR, S.p.A. Via Firenze 40 20060 Trezzano Rosa (MI), Italy Attn: Andrea Biffi	15,543,413	September 21, 2015